Exhibit 4.2

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

DATED AS OF APRIL 27, 2006

among

CPI INTERNATIONAL, INC. (FORMERLY CPI ACQUISITION CORP.)

CYPRESS MERCHANT BANKING PARTNERS II L.P.

CYPRESS MERCHANT B II C.V.

55TH STREET PARTNERS II L.P.

and

CYPRESS SIDE-BY-SIDE LLC

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT dated as of April 27, 2006 (this “Agreement”) among CPI International, Inc. (formerly known as CPI Acquisition Corp.), a Delaware corporation (the “Company”), Cypress Merchant Banking Partners II L.P., a Delaware limited partnership (“Cypress Onshore”), Cypress Merchant B II C.V., a Netherlands limited partnership (“Cypress Offshore”), 55th Street Partners II L.P., a Delaware limited partnership (“Cypress 55th Street”), and Cypress Side-by-Side LLC, a Delaware limited liability company (“Cypress Side-by-Side,” and together with Cypress Onshore, Cypress Offshore, Cypress 55th Street, “Cypress”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Merger Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of November 17, 2003 (the “Merger Agreement”), among Communications & Power Industries Holding Corporation (“Holding”), the Company, CPI Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary (as hereinafter defined) of the Company prior to the Merger (as hereinafter defined) (“Merger Sub”), and Green Equity Investors II L.P., as Securityholders’ Representative, the Company acquired Holding pursuant to a merger (the “Merger”) in which Merger Sub merged with and into Holding with Holding as the surviving corporation (the “Merger”);

WHEREAS, in connection with the closing of the Merger, the Company and Cypress entered into a Registration Rights Agreement, dated as of January 23, 2004 (the “Original Agreement”), pursuant to which the Company granted to Cypress certain registration rights;

WHEREAS, Cypress and the Company wish to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Cypress” shall have the meaning set forth in the preamble of this Agreement.

“Cypress Onshore” shall have the meaning set forth in the preamble of this Agreement.

“Cypress Offshore” shall have the meaning set forth in the preamble of this Agreement.

“Cypress Side-by-Side” shall have the meaning set forth in the preamble of this Agreement.

“Cypress 55th Street” shall have the meaning set forth in the preamble of this Agreement.

“Exchange Act” shall mean the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means (i) each of Cypress Onshore, Cypress Offshore, Cypress Side-by-Side and Cypress 55th Street, (ii) any Affiliate of any of foregoing and (iii) any other Person to whom any of the foregoing transfer Registrable Securities; provided that (a) such Person agrees in writing to be bound by the provisions of this Agreement, (b) to be entitled to exercise the rights of a Holder pursuant to Section 2.1, a Holder or Holders pursuant to clause (iii) must either individually or in the aggregate with all other Holders with whom it is acting together to demand registration own at least 30% of the total number of Registrable Securities and (c) no such Person pursuant to this clause (iii) shall be permitted to further transfer any rights hereunder.

“Holding” shall have the meaning set forth in the recitals of this Agreement.

“Indemnified Party” has the meaning set forth in Section 4.3.

“Indemnifying Party” has the meaning set forth in Section 4.3.

“Inspectors” has the meaning set forth in Section 3.1(h).

“Initial Public Offering” shall mean the initial Public Offering (other than pursuant to a registration statement on Form S-8 (or comparable form for a private issuer or otherwise relating to equity securities issuable under any employee benefit plan)) of the Common Stock.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals of this Agreement.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“Piggy-Back Registration” has the meaning set forth in Section 2.2.

“Public Offering” shall mean any public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

“Records” has the meaning set forth in Section 3.1(h).

“Registrable Security” means any outstanding shares of Common Stock held by a Holder; provided, however, such Common Stock shall cease to be Registrable Securities when (i) a registration statement covering such Common Stock has been declared effective by the Commission and such stock has been disposed of pursuant to such effective registration statement, (ii) such stock is sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or (iii) such Common Stock can be sold pursuant to Rule 144 (or any similar provisions then in force) without regard to the volume and manner of sale limitations set forth in Rule 144 (or any similar provisions then in force).

“Registration Expenses” has the meaning set forth in Section 3.2.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

ARTICLE II
REGISTRATION RIGHTS

Section 2.1.            Demand Registration.

(a)           Request for Registration. At any time on or after the date 180 days following the consummation of an Initial Public Offering or such earlier date as permitted by the managing underwriters for the Initial Public Offering, any Holder may request registration under the Securities Act of all or part of its or their Registrable Securities (a “Demand Registration”); provided that such request specifies the number of shares of Registrable Securities proposed to be sold and the intended method of disposition thereof. Holders shall be entitled to request no more than six (6) Demand Registrations in the aggregate.

(b)           Selection of Underwriters. If the Holder making the Demand Registration so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Such Holder shall select, subject to the Company’s reasonable approval, one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select, subject to the Company’s reasonable approval, any additional investment bankers and managers to be used in connection with the offering.

(c)           Effective Registration Statement. A registration effected pursuant to this Section 2.1 will not be deemed to have been effected unless it has become effective and has remained continuously effective for a period of 90 days (or, with respect to a registration that is effected pursuant to Form S-3 (or any successor or similar short-form registration), 9 months) or such shorter period which will terminate when all of the Registrable Securities requested to be registered thereunder have been sold.

(d)           Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 2.1; provided, that if any registration requested pursuant to this Section 2.1 is proposed to be effected on Form S-3 (or any successor or similar short-form registration) and is in connection with an underwritten offering, and if the managing Underwriter shall advise the Company in writing that, in its opinion, it is of material importance to the success of such proposed offering to include in such registration statement information not required to be included pursuant to such form, then the Company will supplement such registration statement as reasonably requested by such managing Underwriter.

(e)           Withdrawal. Each demanding Holder may, no less than five Business Days before any registration statement becomes effective pursuant to this Section 2.1, withdraw some or all of its Registrable Securities from inclusion in such registration statement. If all of the Registrable Securities are withdrawn from inclusion in a registration statement, then the Company may withdraw such registration statement. If the Company withdraws a registration statement pursuant to the preceding sentence, then the requested registration shall be deemed to have been a Demand Registration for purposes of the limitations on the number of Demand Registrations contained in Section 2.1 unless (i) at the time of the Holders’ withdrawal of Registrable Securities, there has been a material adverse change in the operating results, financial condition, or business of the Company that was not publicly known at the time that the demand for registration was made, or (ii) the Company has postponed its obligations under this Agreement as described in paragraph (f).

(f)            Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration within three months after the effective date of a Public Offering by the Company pursuant to Section 2.1 or a Public Offering for which Piggy-Back Registration was fully available. If at the time of the request to register Registrable Securities pursuant to Section 2.1(a), the Company is engaged, or has fixed plans (which have been or are reasonably expected to be approved by the Board of Directors within 30 days) to engage within 90 days of the time of the request, in a registered public offering as to which the Holders may include such Registrable Securities pursuant to Section 2.2 hereof, or is engaged in any activity which, in the good faith determination of the Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of 120 days from the effective date of such offering, or in the case of such other material activity, the date of such request for registration, such right to delay a request to be exercised by the Company, not more than once within any twelve-month period. A request for Demand Registration may be withdrawn if the Company delays the requested Demand Registration pursuant to this paragraph (f).

Section 2.2.            Piggy-Back Registration. If at any time following the consummation of an Initial Public Offering, the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account and/or for the account of any of its security holders (including in connection with a Demand Registration) of any Common Stock (other than (i) a registration statement on Form S-4 (or F-4) or S-8 (or any substitute form that may be adopted by the Commission) or (ii) a registration statement filed in connection with an exchange offer or an offering of securities solely to the Company’s existing securityholders), then the Company shall give written notice of such proposed filing to the Holders as soon as practicable (but in no event less than 15 days before the anticipated filing date), and such notice shall identify the anticipated filing date and offer such Holders the opportunity to register such number of shares of Registrable Securities as each such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof and shall be delivered to the Company at least two days prior to the anticipated filing date) (a “Piggy-Back Registration”). The Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective, provided that, in such event, the Company shall reimburse Holders requested to be included in such Piggy-Back Registration for all Registration Expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal.

Section 2.3.            Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter(s) of an offering described in Section 2.1 or 2.2 determine that the offering that the Holders, the Company and/or such other Persons intend to make is such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then the Company shall include in such registration:  (a) in the case of a demand registration, (i) first, an amount of securities requested to be included in such registration by any holder exercising “demand registration rights” (such amount to be allocated among such holders in proportion to the number of securities held by such holders) and (ii) second, the Registrable Securities and any other securities of the Company requested to be included in such registration (such amount to be allocated among such holders in proportion to the number of shares of Common Stock held by such holders); and (b) in the case of a piggy-back registration, (i) first, the shares, if any, proposed to be registered by the Company for its own account or for the account of a holder exercising “demand registration rights”; and (ii) second, an amount of securities requested to be included in such registration (including pursuant to Section 2.2) by the holders exercising “piggy-back registration rights” (such amount to be allocated among such holders in proportion to the number of shares of Common Stock held by such holders).

ARTICLE III
REGISTRATION PROCEDURES

Section 3.1.            Filings; Information. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this agreement, the Company will use its reasonable efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a)           The Company will as expeditiously as practicable prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (it being understood that the Company shall use Form S-3 (or any replacement form) if such form is then available), and use its commercially reasonable efforts to cause such filed registration statement to become effective.

(b)           The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or Selling Holders thereof set forth in such registration statement.

(c)           The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder, counsel representing any Selling Holders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing within 5 Business Days after delivery, and thereafter furnish to such Selling Holder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

(d)           After the filing of the registration statement, the Company will promptly notify each Selling Holder covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e)           The Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States and such other jurisdictions as any Selling Holder reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(f)            The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and will promptly make available to each Selling Holder any such supplement or amendment.

(g)           The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the intended plan of distribution of the Selling Holders.

(h)           The Company will deliver promptly to each Selling Holder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company and its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and make available for inspection by any Selling Holder of such Registrable Securities, any

Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to perform a reasonable and customary due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose. Each Selling Holder of such Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(i)            The Company will furnish to each Underwriter, if any, (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing Underwriter, if any, therefor reasonably requests.

(j)            The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k)           The Company will use its commercially reasonable efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD.

(l)            The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(f) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(f) hereof, and, if so directed by the Company such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(f) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 3.1(f) hereof.

(m)          In connection with the first two (2) underwritten registrations effected pursuant to Section 2.1 hereof, the Company shall, if requested by the book running managing Underwriter(s), use its commercially reasonable efforts to make the Company’s senior executives reasonably available for “road shows” in connection with such offerings. A registration statement that is withdrawn pursuant to the first two sentences of Section 2.1(f) prior to the roadshow shall not count as an underwritten registration for purposes of this paragraph (m).

Section 3.2.            Registration Expenses. In connection with any registration statement filed pursuant to Section 2.1 or 2.2, the Company shall pay the following registration expenses incurred in connection with any registration hereunder (the “Registration Expenses”):  (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and not more than one counsel for the Selling Holders, as may be chosen by a majority of the Selling Holders, and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(i) hereof) and (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration.

The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1.            Indemnification by the Company. To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors, employees and agents, and each person, if any, who controls such Selling Holder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Selling Holder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, preliminary prospectus or final prospectus or any amendment or supplement thereto relating to the Registrable Securities or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and shall reimburse each Selling Holder and each such officer, director, employee, agent and controlling Person for any legal and other expenses reasonably incurred by that Selling Holder, officer, director, employee, agent or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as the same are contained in any information furnished in writing to the Company by such Selling Holder expressly for use therein; provided, however, that the Company shall not be liable to any Selling Holder or such Person’s directors, officers, agents or controlling Persons, in any such case for any such loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in conformity with written information relating to such Selling Holder furnished to the Company by such Selling Holder expressly for inclusion therein in connection with such registration; and, provided, further, that as to any preliminary prospectus or any final prospectus, this indemnity agreement shall not inure to the benefit of any Selling Holder or such Person’s directors, officers, agents or controlling Persons, on account of any loss, claim, damage or liability arising from the sale of Registrable Securities to any Person by such Selling Holder if such Selling Holder or its representatives failed to send or give a copy of the final prospectus or a prospectus supplement, as the case may be (excluding documents incorporated by reference therein), as the same may be amended or supplemented, to that Person within the time required by the Securities Act, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such preliminary prospectus or final prospectus was corrected in the final prospectus or such prospectus supplement, as the case may be (excluding documents incorporated by reference therein), unless such failure resulted from the non-compliance by the Company with Section 3.1(f). The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1. The indemnities provided by this Section 4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or Underwriter.

Section 4.2.            Indemnification by Holders of Registrable Securities. To the fullest extent permitted by law, each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company its officers, directors and agents and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the indemnity from the Company to such Selling Holder pursuant to clauses (i) and (ii) of Section 4.1, but only with reference to information related to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided that the obligation to indemnify will be individual to each Selling Holder and will be limited to the net amount of proceeds received by such Selling Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2, subject to the proviso in the first sentence of this Section 4.2. Notwithstanding the foregoing, the indemnity set forth in this Section 4.2, shall not apply to amounts paid in settlements effected without the consent of such Selling Holder (which consent shall not be unreasonably withheld or delayed).

Section 4.3.            Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the person against whom such indemnity may be sought (an “Indemnifying Party”) notify the Indemnifying Party in writing of the claim or the commencement of such action, provided that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under Section 4.1 or 4.2, except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 4.4.            Contribution. If the indemnification provided for in this Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Holder’s obligations to contribute pursuant to this Section 4.4 are several in proportion to the proceeds of the offering received by such Selling Holder and not joint.

ARTICLE V
MISCELLANEOUS

Section 5.1.            Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

Section 5.2.            Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 5.3.            Holdback Agreements. If any registration hereunder shall be in connection with an underwritten public offering, each Holder of Registrable Securities agrees not to effect any sale or distribution of the securities being registered or of a similar security of the Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during (i) the 180-day period beginning on the consummation of the Initial Public Offering, unless the investment banks or underwriters managing the public offering otherwise agree, and (ii) the 90-day period beginning on, the effective date of any other public offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment banks or underwriters managing the public offering otherwise agree.

Section 5.4.            Other Registration Rights. Notwithstanding anything contained in this Agreement to the contrary, no provision herein or therein shall be interpreted to limit (i) the right of the Company to grant to any other Person any right of registration in respect of any securities of the Company (provided, however, that the Company shall not enter into any agreement with respect to the Registrable Securities which would prevent the Company from complying with its obligations under this Agreement) or (ii) the number of times the Company may grant any such right of registration under the Securities Act to any Person.

Section 5.5.            No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement.

Section 5.6.            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Section 5.7.            No Waivers, Amendments. (a)  Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)           Any amendment, modification or supplement to this Agreement shall not be enforced against any party hereto unless such amendment, modification or supplement is signed by the Company and each of the Holders.

(c)           Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

Section 5.8.            Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 4.7. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)            if to the Company:

CPI International, Inc.

811 Hansen Way, Mail Stop A-028
Palo Alto, California 94303
Attention:  Joel A. Littman
Telecopier:  (650) 846-3276

with a copy to:

The Cypress Group L.L.C.

65 East 55th Street

New York, New York 10022

Attention:  Michael F. Finley

Telecopier:  (212) 705-0199

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Marni J. Lerner

Telecopier:  (212) 455-2502

and

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, California 90067

Attention:  Rick Wirthlin

Telecopier:  (310) 203-7199

(ii)           if to Cypress:

c/o The Cypress Group L.L.C.

65 East 55th Street

New York, New York 10022

Attention:  Michael F. Finley

Telecopier:  (212) 705-0199

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Marni J. Lerner

Telecopier:  (212) 455-2502

Section 5.9.            Term of Agreement.  This Agreement shall terminate at such time as the Holders cease to beneficially own any Registrable Securities; provided that any termination pursuant to this Section 5.9 will not relieve any party for any liability arising from a breach of representation, warranty, covenant or agreement occurring prior to such termination.

Section 5.10.        GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. Each of the parties hereto hereby (a) submits to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware with respect to matters arising out of or relating hereto, (b) agrees that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware courts, and (c) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 5.11.          Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 5.12.          Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings (including without limitation, the Original Agreement), written or oral, relating to the subject matter hereof.

Section 5.13.          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 5.14.          Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

Section 5.15.          Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except as expressly set forth herein, neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 5.16.          Enforcement; Further Assurances. (a)  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)           The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

CPI INTERNATIONAL, INC.

By:	/s/ O. Joe Caldarelli
Name: O. Joe Caldarelli
Title: CEO

CYPRESS MERCHANT BANKING PARTNERS II L.P.

By:	Cypress Associates II LLC, as general partner

By:	/s/ James Stern
	Name:	James Stern
	Title:	Managing Member

CYPRESS MERCHANT B II C.V.

By:	Cypress Associates II LLC, as managing general partner

By:	/s/ James Stern
	Name:	James Stern
	Title:	Managing Member

CYPRESS SIDE-BY-SIDE LLC

By:	/s/ James Stern
	Name:	James Stern
	Title:	Sole Member

55TH STREET PARTNERS II L.P.

By:	Cypress Associates II LLC, as general partner

By:	/s/ James Stern
	Name:	James Stern
	Title:	Managing Member